Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

R. Roderick Porter

President

Southern National Bancorp, NASDAQ Symbol SONA

Phone: 202-464-1130 ext. 2406

Fax: 202-464-1134

Website: www.sonabank.com

Email: rporter@sonabank.com

Southern National Bancorp of Virginia Inc. reports record earnings for the second quarter and the first half of 2007

• Sonabank opens Loan Production Office in Richmond, VA

Charlottesville, Virginia—July 19th, 2007 – Southern National Bancorp of Virginia Inc. (NASDAQ: SONA) announced today that net income for the quarter ended June 30, 2007 was $647 thousand and $1.1 million for the first half of 2007, both records.

Until the second quarter of 2007 the Company maintained a valuation allowance against its deferred tax assets. As of the current quarter, however, management concluded that the valuation allowances on the net deferred tax assets were no longer necessary given the Company’s sustained income and growth over the past six calendar quarters. The tax valuation allowance reversal of $1.9 million related to the net deferred tax assets obtained in the 1st Service Bank acquisition was recognized as an adjustment to goodwill. The Company recorded a tax benefit of $384 thousand related to the reversal of the remaining tax valuation allowance on the deferred tax assets. The tax benefit was offset by tax expense totaling $331 thousand.

Net income was $647 thousand during the quarter ended June 30, 2007 compared to $239 thousand during the quarter ended June 30, 2006 and $474 thousand last quarter. Net income for the current quarter includes a tax benefit of $53 thousand.

Net interest income was $2.6 million for the second quarter of 2007, approximately double the $1.3 million in the second quarter of 2006. Non-interest income was $199 thousand during the second quarter of 2007, compared to $66 thousand during the same quarter of the prior year.

The growth in non-interest income was largely attributable to three factors. First, account maintenance and deposit service fees grew from $42 thousand during the second quarter of 2006 to $76 thousand in the second quarter of 2007. Second, loan servicing income on the serviced loan portfolio acquired in the 1st Service Bank acquisition was $58 thousand during the second quarter of 2007. There was no loan servicing income the prior year quarter. Third, Sonabank purchased a bank owned life insurance policy during the first quarter of 2007 which generated income of $56 thousand during the second quarter of 2007.

For the six months ended June 30, 2007 net income was $1.1 million, up 250% from $321 thousand for the first half of 2006.

Net interest income was $5.1 million during the six months ended June 30, 2007 compared to $2.6 million during the comparable period the prior year. Non- interest income trebled from $119 thousand in the first half of 2006 to $382 thousand in the first half of 2007.

Despite the 1st Service Bank acquisition and the organic growth of the Bank, the Company’s operating expenses were well controlled and rose 82% from $2.1 million to $3.9 million during the six month period. As a result, the efficiency ratio benefited by declining to 70.08% during the first half of 2007 from 77.72% during the first half of 2006.

Total assets of Southern National Bancorp of Virginia were $316.6 million as of June 30, 2007 up from $290.6 million as of December 31, 2006. Net loans grew from $201.8 million at the end of 2006 to $211.2 million at June 30, 2007. Investment securities, available for sale and held to maturity, grew to $64.4 million at June 30, 2007 compared to $56.5 million at December 31, 2006. Both the growth in the net loans and the growth in the securities portfolio were a result of originations and purchases outpacing very heavy prepayments of residential mortgages and residential mortgage-backed securities.

Loan Portfolio

In the loan portfolio, repayments in the hybrid adjustable rate (ARM) residential mortgage portfolio acquired in the 1st Service Bank acquisition were heavy as expected. Prepayments in the residential mortgage portfolio acquired from 1st Service Bank were $7.4 million during the second quarter and were $9.1 million for the first half. As a result the single family portfolio fell 11.7% to $55.7 million. With the exception of home equity lines of credit (largely acquired from 1st Service Bank) and loans to individuals, all other loan categories were up strongly. The commercial and industrial loan category grew the fastest at 34.7%, rising from $19.6 million at year-end to $26.4 million at June 30, 2007. The construction and development loan category rose 19.9% to $42.9 million, and commercial real estate was up 3.0% to $71.4 million.

During the quarter two loans to the borrower who were placed on non-accrual last quarter were transferred to other real estate owned (OREO) as the Bank accepted deeds in lieu of foreclosure. The OREO is comprised of 32 finished lots in Culpeper, Virginia and a single family home in Warrenton, Virginia. The Bank is actively marketing both properties.

Sonabank categorized all of its loans according to the industry in which the borrower operates. Management and the Board review credit concentrations quarterly. As of June 30, 2007 the five largest concentrations were as follows:

Land subdivision	$24.3 million
Lessors of non-residential, buildings	$17.7 million
Lessors of residential buildings and dwellings	$7.3 million
Site preparation contractors	$5.4 million
Full service restaurants	$5.0 million

The largest concentration is $24.3 million in land subdivision. Of that, $5.5 million is risk rated 2, which are considered to be among the bank’s highest quality loans. The remainder is diversified among three different markets as follows:

Charlottesville and adjacent Counties	$12.0 million
Richmond and adjacent Counties	$4.0 million
West Virginia	$2.8 million

Southern National Bancorp of Virginia’s allowance for loan losses as a percentage of total loans at June 30, 2007 was 1.35%, compared to 1.33% at the end of 2006 and 1.41% at June 30, 2006.

Securities Portfolio

In the securities portfolio the Bank experienced prepayments similar to those in the residential mortgage loan portfolio on those securities where the underlying collateral is hybrid ARMs. Principal repayments on the hybrid ARM mortgage-backed securities were $4.3 million during the first half of 2007 and $3.3 million on collateralized mortgage obligations during the same period. These prepayments were partially offset by purchases of floating rate trust preferred securities totaling $7 million during the first half. In June when the yield curve steepened and yields improved on intermediate term securities the Bank also purchased $6.9 million of conventional 15 year Fannie Mae and Freddie Mac pass-through securities to offset anticipated accelerating prepayments on the hybrid ARM securities in the portfolio. As a result the securities portfolio grew 13.9% from $56.5 million as of year end 2006 to $64.4 million as of June 30, 2007. The average yield in the securities portfolio as of June 30, 2007 was 5.66% compared to 5.19% at the end of 2006.

Non-interest bearing deposits were up at June 30, 2007 to $19.3 million from $19.2 million at December 31, 2006.

Interest bearing deposits rose from $196.6 million as of December 31, 2006 to $217.6 million at June 30, 2007.

Total stockholders’ equity increased from $68.2 million as of December 31, 2006 to $69.4 million at June 30, 2007 as a result of the retention of earnings.

Richmond Loan Production Office

As previously announced, Southern National Bancorp’s subsidiary Sonabank N.A. announced that it had opened a Loan Production Office in Richmond, Virginia. Mr. Aidan Harland, Vice President, heads the office. Mr. Harland and other Sonabank officers are very familiar with the Richmond market and look forward to increased involvement there.

Southern National Bancorp of Virginia is the holding company for Sonabank N.A.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and SonaBank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.

Charlottesville, Virginia

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$6,583	$8,126
Investment securities-available for sale	27,786	20,882
Investment securities-held to maturity	36,596	35,623
Other earning assets	2,467	2,446
Loans, net of unearned income	214,061	204,544
Allowance for loan losses	(2,899)	(2,726)

Net loans	211,162	201,818
Intangible assets	13,426	15,718
Bank premises and equipment, net	3,693	3,499
Bank-owned life insurance	5,081	—
Other real estate owned	3,993	—
Deferred tax assets	2,545	12
Other assets	3,238	2,450

Total assets	$316,570	$290,574

Liabilities and stockholders’ equity
Noninterest-bearing deposits	$19,299	$19,216
Interest-bearing deposits	217,630	196,588
Borrowings	8,205	5,033
Other liabilities	2,003	1,510

Total liabilities	247,137	222,347
Stockholders’ equity	69,433	68,227

Total liabilities and stockholders’ equity	$316,570	$290,574

Condensed Consolidated Statements of Income

(Unaudited)

(Dollars in thousands)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Interest and dividend income	$5,248	$2,363	$10,102	$4,448
Interest expense	2,601	1,018	4,989	1,843

Net interest income	2,647	1,345	5,113	2,605
Provision for loan losses	325	136	575	286

Net interest income after provision for loan losses	2,322	1,209	4,538	2,319

Account maintenance and deposit service fees	76	42	150	87
Loan servicing income	58	—	120	—
Income from bank-owned life insurance	56	—	80	—
Other loan fees	9	24	32	32

Noninterest income	199	66	382	119

Employee compensation and benefits	759	504	1,591	1,029
Occupancy and equipment	376	168	747	327
Other expenses	792	364	1,513	761

Noninterest expense	1,927	1,036	3,851	2,117

Net income before income taxes	594	239	1,069	321
Income tax benefit	(53)	—	(53)	—

Net income	$647	$239	$1,122	$321

Financial Highlights

(Unaudited)

(Dollars in thousands except per share data)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Per Share Data (1):
Earnings per share—Basic	$0.10	$0.06	$0.17	$0.08
Earnings per share—Diluted	$0.09	$0.06	$0.16	$0.08
Book value per share			$10.21	$8.46
Tangible book value per share			$8.24	$7.74
Weighted average shares outstanding—Basic	6,798,494	3,850,000	6,798,494	3,850,000
Weighted average shares outstanding—Diluted	6,890,969	3,925,390	6,891,242	3,925,390
Shares outstanding at end of period			6,798,494	3,850,000

Selected Performance Ratios and Other Data:
Return on average assets	0.85%	0.69%	0.76%	0.49%
Return on average equity	3.76%	2.95%	3.29%	1.99%
Yield on earning assets	7.59%	7.18%	7.48%	7.09%
Cost of funds	4.82%	4.17%	4.80%	3.99%
Cost of funds including non-interest bearing deposits	4.47%	3.88%	4.44%	3.71%
Net interest margin	3.83%	4.09%	3.79%	4.15%
Efficiency ratio	67.71%	73.48%	70.08%	77.72%
Net charge-offs to average loans	0.14%	0.00%	0.19%	0.00%
Amortization of intangibles	$198	$108	$398	$218

	As of
	June 30, 2007	December 31, 2006
Nonaccrual loans	$—	$—
Other real estate owned	3,993	—

Total nonperforming assets	$3,993	$—
Allowance for loan losses to total loans	1.35%	1.33%
Nonperforming assets to allowance for loan losses	137.74%	0.00%
Nonperforming assets to total assets	1.26%	0.00%
Stockholders’ equity to total assets	21.93%	23.48%
Stockholders’ equity to total tangible assets	18.65%	19.10%
Intangible assets:
Goodwill	$8,530	$10,423
Core deposit intangible	4,231	4,594
Servicing rights	665	701

Total	$13,426	$15,718

(1)	Reflects 10% stock dividend declared April 19, 2007.